EXHIBIT 12.1
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                    (dollars in thousands, except Ratio Data)

                                      1996       1997       1998       1999       2000

Income before income taxes          $136,058   $189,434   $235,911   $217,083   $293,635

Plus fixed charges:
   Interest and debt amortization
   expenses                           25,907     30,574     30,651     24,079     35,795
                                    --------   --------   --------   --------   --------

Income before income taxes
   and interest and debt
   amortization expenses            $161,965   $220,008   $266,562   $241,162   $329,430
                                    ========   ========   ========   ========   ========

Ratio of earnings to charges(1)         6.25x      7.20x      8.70x     10.02x      9.20x

(1) Ratio of earnings to fixed charges was calculated by dividing income before income taxes and interest and debt amortization expenses by interest and debt amortization expenses.